Exhibit 2

Execution Version

May 6, 2020

Atalaya Luxco PIKco

as Seller

and

the entities named herein

as Buyers

and

Atento S.A.

as Company

Share Transfer Agreement

THIS SHARE TRANSFER AGREEMENT is made on May 6, 2020

BETWEEN

(1)

Atalaya Luxco PIKco, a société en commandite par actions incorporated and existing under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 186929, having its registered office at 4, rue Lou Hemmer, L-1748 Findel, Grand Duchy of Luxembourg (the “Seller”), acting through and represented by its general partner and sole manager (associé gérant commandité) Atalaya PIKco S.à r.l., a société à responsabilité limitée incorporated and existing under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 187036, having its registered office at 4, rue Lou Hemmer, L-1748 Findel, Grand Duchy of Luxembourg (“Atalaya PIKCo”);

AND

(2)	the holders of the Senior PIK Notes (as defined below) listed in Appendix 1 to this Agreement (the “Buyers” and, each, a “Buyer”);

AND

(3)

only with respect to clauses 3.2.3, 3.2.4, 3.2.5, 3.2.7, 3.2.8, 3.2.10, 3.5, 8.2 through 8.4, 9.1 and 10 through 18 of this Agreement, Atento S.A., a société anonyme incorporated and existing under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B185761, having its registered office at 1, rue Hildegard Von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg (the “Company”),

each of the Seller, the Buyers and the Company hereinafter being referred to as a “Party” and, together, the “Parties” to this Agreement.

RECITALS

(A)	The Seller is the owner of 48,520,671 shares in the Company, each without nominal value.

(B)

Pursuant to an indenture dated as of May 30, 2014 (the “Indenture”) by and among the Seller as issuer, Atalaya PIKco and Atalaya Luxco Topco (as defined therein) as security providers, Citibank, N.A., London Branch, as security agent and as trustee (the “Trustee”), the Seller issued to the Buyers 11.50%/13.25% senior PIK notes due 2020 (the “Senior PIK Notes”).

(C)

The Seller wishes to transfer 46,817,886 shares in the Company (the “Sale Shares” and, such transfer, the “Transfer”) to the Buyers in the respective proportions set out in Appendix 1 to this Agreement and each Buyer wishes to acquire its respective portion of Sale Shares in accordance with the conditions set forth below and in full satisfaction and discharge of any and all obligations (including the obligation to repay principal and to pay accrued interest) under the Indenture and the Senior PIK Notes.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Construction

1.1	Definitions

When used in this Agreement, the following terms have the following meanings:

“Agreement” means this share transfer agreement.

“Atalaya PIKco” has the meaning set out in the above parties section.

“Buyers” has the meaning set out in the above parties section.

“COFECE” has the meaning set out in clause 7 of this Agreement.

“Company” has the meaning set out in the above Recitals.

“Companies Law” means the Luxembourg law of 10 August 1915 on commercial companies, as amended.

“Credit Agreement” means the agreement for granting a common revolving credit line, dated January 11, 2019, by and among Banco Santander (Brasil) S.A., Luxembourg Branch, Banco Santander (Brasil) S.A., Atento Brasil S.A., Atento Luxco 1 S.A., Atento Teleservicios España, S.A.U., and Atento Servicios, S.A. DE C.V., as amended, modified, supplemented, or substituted from time to time.

“Director Nomination Agreements” means the director nomination agreements dated the date hereof, the executed copies of which are attached as Exhibit 5 to this Agreement.

“Forbearance Holder Share Transfer” has the meaning given to it in the Forbearance Letter.

“Forbearance Letter” means the forbearance letter dated the date of this Agreement between the Seller, Atalaya PIKCo, Atalaya Luxco Topco and a holder of the Senior PIK Notes (who is not a Buyer), an executed copy of which has been delivered to each of the Buyers.

“Indenture” has the meaning set out in the above Recitals.

“Mexican Subsidiaries” has the meaning set out in clause 7 of this Agreement.

“Mutual Release Agreement” means a mutual release agreement dated the date hereof, the executed copy of which is attached as Exhibit 3 to this Agreement.

“Party” and “Parties” have the meaning set out in the above parties section.

“Pledge Agreement(s)” means one or more pledge agreements, the agreed form of which is attached as Exhibit 4 to this Agreement, pursuant to which the Seller will pledge 712,963 shares in the Company for the benefit of the Buyers in accordance with the terms and conditions of such pledge agreement(s).

“Registration Rights Agreement” means a registration rights agreement dated the date hereof, the executed copy of which is attached as Exhibit 2 to this Agreement.

“Regulatory Conditions Precedent” means the conditions precedent to the consummation of the Transfer set out in Appendix 2 to this Agreement.

“Seller” has the meaning set out in the above parties section.

“Sale Shares” has the meaning set out in the above Recitals.

“Securities Act” has the meaning set out in clause 6.2(d) of this Agreement.

“Senior PIK Notes” has the meaning set out in the above Recitals.

“SSN Issuer” has the meaning set out in clause 6.1(e) of this Agreement.

“Termination Agreement” means a termination agreement, the executed copy of which is attached as Exhibit 1 to this Agreement, terminating the registration rights agreement, dated as of October 6, 2014, and entered into by and among the Company, the Seller, each of the persons listed on the signature pages attached thereto and each other person who executed a joinder thereto, as amended, including any and all rights and obligations thereunder.

“Transfer” has the meaning set out in the above Recitals.

“Transfer Date” has the meaning set out in clause 3 of this Agreement.

“Trustee” has the meaning set out in the above Recitals.

1.2	Interpretation

In this Agreement:

(a)	any reference to any agreement is to be construed as a reference to such agreement as it may be amended, supplemented, modified or extended from time to time, whether before or after the date hereof;

(b)	a reference to a person or persons is, where relevant, deemed to be a reference to or to include their respective successors, permitted assignees or transferees, as appropriate;

(c)

reference to clauses and schedules/appendices/exhibits are references to, respectively, clauses of and schedules/appendices/exhibits to this Agreement and reference to this Agreement includes its schedules/appendices/exhibits;

(d)

a reference to a law or regulation or any provisions thereof is to be construed as a reference to such law, regulation or provisions as the same may have been, or may from time to time hereafter be, amended or re-enacted;

(e)	a reference to “the agreed form” of a document means the form of that document agreed by each of the relevant parties and attached as an exhibit to this Agreement for the purposes of identification;

(f)	words denoting the singular include the plural and vice versa;

(g)	words denoting a gender also include the other gender; and

(h)	words denoting persons include bodies corporate, partnerships, associations and any other organized groups of persons or entities whether incorporated or not.

1.3	Clause headings

Clause headings are for ease of reference only and shall not affect interpretation.

2.	Share Transfer

The Seller agrees to transfer to each Buyer, and each Buyer agrees to acquire from the Seller, with effect from and including the Transfer Date, such number of Sale Shares as set out opposite the name of such Buyer in Appendix 1 to this Agreement, including all related rights to future dividends (which includes, for the avoidance of doubt, any dividends declared before the Transfer Date that are payable after the Transfer Date) and other distributions, in each case, in respect of such Sale Shares.

3.	Transfer Date

3.1

Subject to clause 3.2, the Seller and each Buyer agree that the consummation of the Transfer of all Sale Shares shall occur concurrently on the date which is the third business day (or such other date agreed by the Parties) after each of the Buyers has notified the Seller and the Company (in accordance with clause 8.4 of this Agreement) that all Regulatory Conditions Precedent have been satisfied or, to the extent applicable, waived or deferred (the “Transfer Date”); provided that if such date occurs after the record date for an annual general shareholders’ meeting of the Company but before the date of such meeting, the Transfer Date shall occur on the first business day following the date of such meeting.

3.2

The consummation of the Transfer on the Transfer Date shall not occur unless the following conditions have been satisfied, or waived by the applicable Parties benefiting from such condition (and, for the avoidance of doubt, the Seller shall be entitled to waive any condition requiring an action from a Buyer and each of the Buyers shall be entitled to waive any condition requiring an action from the Seller or the Company, as applicable), on or prior to such date:

3.2.1.

the Seller shall have provided a confirmation in writing to the Buyers that the representations and warranties set forth in clause 6 of this Agreement, and the agreements and acknowledgements by the parties to the Mutual Release Agreement set forth in Section 2.9 of such agreement, are true and correct as of the Transfer Date;

3.2.2.

the Forbearance Letter shall have been duly executed by each party thereto and shall be either (i) in full force and effect (without any amendment, modification or waiver that is materially adverse to any Buyer) on the Transfer Date or (ii) terminated as a result of the Forbearance Holder Share Transfer on or prior to the Transfer Date;

3.2.3.	the Registration Rights Agreement shall have been duly executed by each party thereto;

3.2.4.	the Director Nomination Agreements shall have been duly executed by each party thereto;

3.2.5.	the Pledge Agreement(s) shall have been duly executed by each party thereto;

3.2.6.	the Mutual Release Agreement shall have been duly executed by each party thereto;

3.2.7.	the Termination Agreement shall have been duly executed by each party thereto;

3.2.8.

resignation letters effective as of the Transfer Date, the agreed form of which is attached as Exhibit 6 to this Agreement, shall have been duly executed and delivered to the Company by each of the following persons, removing such persons from their office as directors of the Company:

3.2.8.1.	David Danon;

3.2.8.2.	Stuart Gent;

3.2.8.3.	Vishal Jugdeb; and

3.2.8.4.	Charles Megaw;

3.2.9.

a share transfer notice effective as of the Transfer Date, substantially in the form attached as Exhibit 7 to this Agreement and evidencing the Transfer Date, shall have been duly executed and delivered to the Company by the Seller; and

3.2.10.

the Company shall not have received from the agent under the Credit Agreement any notice with respect to a default, event of default or acceleration of obligations under the Credit Agreement resulting directly from the Transfer, which has not been cured, withdrawn or waived prior to the Transfer Date.

3.3

For the avoidance of doubt, the Parties hereto acknowledge that the conditions set forth in clauses 3.2.3, 3.2.4, 3.2.6 and 3.2.7 are satisfied and that the condition set forth in clause 3.2.5 shall be deemed to be satisfied within 24 hours of the Seller delivering to each Buyer a copy of the Pledge Agreement duly signed by it, regardless of whether each Buyer countersigns such Pledge Agreement.

3.4

Without prejudice to clause 8 of this Agreement, the Parties shall use their commercially reasonable efforts to ensure due consummation of the Transfer and, following the Transfer, to evidence the satisfaction and discharge of the obligations to repay principal, and to pay accrued interest, under the Indenture and the Senior PIK Notes.

3.5

Without prejudice to rights or obligations accruing to any of the Parties prior thereto, this Agreement shall terminate and the provisions set forth herein shall be null and void and of no further force and effect if the Transfer Date does not occur on or prior to September 30, 2020, or such later date as may be agreed in writing by all Parties. Notwithstanding any such termination, clauses 10 through 18 shall survive and shall continue to apply.

4.	Consideration

As consideration for the sale of the Sale Shares by the Seller, each Buyer shall, substantially concurrently with the Transfer of the applicable Sale Shares to such Buyer, surrender to the Seller all Senior PIK Notes such Buyer holds, which shall be no less than the principal amount of Senior PIK Notes shown in regard of its name in Appendix 1 (the “Signing Date Principal Amount”), plus the aggregate principal amount of Notes to be issued to such Buyer in lieu of interest on its Signing Date Principal Amount, on or prior to the Transfer Date.

5.	Formalities and Registration

The Seller and each of the Buyers, in respect of itself only, hereby grant powers to any manager of Atalaya PIKco, to notify the Company of the Transfer, in accordance with article 430-4 of the Companies Law, and instruct the board of directors of the Company to register the Buyers as holders of the Sale Shares in the share register of the Company as of the Transfer Date in the proportions set out in Appendix 1 to this Agreement.

6.	Representations and Warranties

6.1	Representations and warranties of the Seller

The Seller represents and warrants to the Buyers that at the Transfer Date:

a)

it is duly organized and existing under the laws of the Grand Duchy of Luxembourg and has the corporate power and authority to enter into and perform its obligations under this Agreement, and the obligations of the Seller under this Agreement are legal, valid, binding and enforceable;

b)

the execution and the performance of this Agreement by the Seller have been duly authorized by the Seller, and no further corporate action on the part of the Seller is necessary to authorize the entry into and/or the performance of this Agreement;

c)

its execution, delivery and performance of its obligations under this Agreement and the consummation of the Transfer does not and will not violate any law, regulation, rule, order or judicial or administrative decision of the Grand Duchy of Luxembourg or the United States of America or any state or other subdivision thereof or any other country or of any regulatory authority (including the Financial Industry Regulatory Authority and any stock exchange);

d)

in connection with the Transfer, the Seller has complied and will comply with all applicable laws of any relevant jurisdiction and with the rules, regulations or decrees of any governmental, regulatory or other relevant body (including the Financial Industry Regulatory Authority) to which such the Seller is subject and will not take any action that would subject any Party to liability, penalty or forfeiture under any such laws, rules, regulations or decrees of any governmental authority;

e)

the execution, performance and delivery of this Agreement and the consummation of the Transfer does not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, (a) the organizational documents of the Seller or (b) any material agreement, document or other instrument to which the Seller or the Company is subject, and no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any governmental entity or other third party is or will be required to be obtained or made by or with respect to the Seller or the Company, in connection with this Agreement or the consummation of the Transfer, other than those that have been made or are otherwise contemplated pursuant to this Agreement (other than the right of holders of the senior secured notes issued by Atento Luxco 1 S.A. (the “SSN Issuer”), and the lenders under the revolving credit facility entered into by the SSN Issuer, to require the repurchase of such senior secured notes, or declare such revolving credit facility due and payable, in case the Transfer results in a change of control under such senior secured notes or revolving credit facility);

f)

there is no action, suit or proceeding before or by any court or any governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Seller, threatened, against or affecting the Seller in connection with this Agreement or the Transfer; and

g)

the 48,520,671 shares represent all of the shares of the Company owned by the Seller as referenced in Recital A, and the Seller owns and is the holder of record of all of such shares and has good and valid title over such shares, free and clear of all liens and other encumbrances or other rights of any third party (other than as contemplated by the Indenture, the Senior PIK Notes and the related security documents), and such shares are validly issued, fully paid up and registered in the Seller’s name, and the Seller will not enter into any agreement or other arrangement in respect of the transfer of such shares except in connection with the Transfer and the Forbearance Holder Share Transfer, in the case of the representations and warranties set forth in paragraphs (c) through (e) of this clause above, except as (i) would not reasonably be expected to have a material adverse effect on the Transfer or as (ii) publicly disclosed by the Company.

6.2	Representations and warranties of the Buyers

Each Buyer hereby represents and warrants with respect to itself to the Seller that as of the Transfer Date:

a)

it is a validly organized and existing company under the laws of its jurisdiction of incorporation and it has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

b)

the execution and the performance of this Agreement have been duly authorized, no further corporate action is necessary to authorise the entry into and/or the performance of this Agreement; and this Agreement constitutes valid and binding obligations, enforceable against it in accordance with the terms hereof;

c)	it is the sole and beneficial owner of the principal amount of Senior PIK Notes as indicated on Appendix 1 to this Agreement;

d)	it understands that no United States federal or state agency has passed upon or made any recommendation or endorsement of the offering of the Sale Shares;

e)

it is: (i) sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Sale Shares and (ii) able to bear the economic risk of its investment in the Sale Shares, including a complete loss, for an indefinite period of time because the Sale Shares have not been registered under the Securities Act of 1933, as amended (the “Securities

Act”), and therefore cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available;

f)

prior to the execution of this Agreement, it has had the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained. In determining whether to make this investment, it has relied solely on its own knowledge and understanding of the Company and its business based upon its own due diligence investigation and the information furnished pursuant to this paragraph. It understands that no person has been authorized to give any information or to make any representations which were not furnished pursuant to this Agreement and it has not relied on any other representations or information in making its investment decision, whether written or oral, relating to the Company, its operations and/or its prospects;

g)

it represents that it is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act and acknowledges the sale contemplated hereby is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under federal and state law;

h)

it is acquiring the Sale Shares solely for investment purposes, for its own account and not for the account or benefit of any other person, and not with a view towards the distribution or dissemination thereof in violation of the Securities Act. It did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act;

i)

it understands the Sale Shares are being transferred in a transaction not involving a public offering within the meaning of the Securities Act. It understands the Sale Shares will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, and it understands that the certificates related to the Sale Shares registered in the share register of the Company, if any, may contain a legend in respect of such restrictions. If in the future it decides to offer, resell, pledge or otherwise transfer the Sale Shares, such Sale Shares may be offered, resold, pledged or otherwise transferred only pursuant to: (i) registration under the Securities Act, or (ii) an available exemption from registration. It agrees that if any transfer of its Sale Shares or any interest therein is proposed to be made in reliance on an exemption from registration of such transfer under the Securities Act, as a condition precedent to any such transfer, it may be required to deliver to the Company an opinion of counsel satisfactory to the Company. Absent registration or an exemption, it agrees not to resell the Sale Shares; and

j)	no material governmental, administrative or other third party consents or approvals are required or necessary on the part of it in connection with the transactions contemplated by this Agreement other than the Regulatory Conditions Precedent.

7.	Mexican Subsidiaries

The transaction contemplated by this Agreement involves only the transfer of the Sale Shares of the Company, a Luxembourg company, and not a transfer of shares of any other company of the group controlled by the Company. The Company indirectly owns 100% of shares in each of the following Mexican companies: Atento Mexico Holdco S. de R.L. de C.V.; Atento Servicios S.A. de C.V.; and Atento Atención y Servicios, S.A. de C.V. (collectively, the “Mexican Subsidiaries”). In order to comply with the Mexican Federal Economic Competition Law, and in particular Article 87 thereof, it is agreed that completion of the Luxembourg transaction will not have any legal or material effects in the Mexican territory until notification has been made to, and clearance obtained from, the Comisión Federal de Competencia Económica (“COFECE”) for Mexico. To ensure such absence of legal or material effect in Mexican territory, each Buyer, severally, and not jointly, undertakes to refrain from exercising any and all rights arising under the Sale Shares being purchased by such Buyer hereunder, in each case, to the extent such exercise relates to the respective capital stock, rights or assets of the Mexican Subsidiaries, including, without limitation, any and all rights with respect to sale, lease or other transfer of capital stock, rights or assets of the Mexican Subsidiaries, voting rights and rights to otherwise influence corporate decisions of, or relating to, the Mexican Subsidiaries; provided that this undertaking by such Buyer will cease to be effective on earlier of (i) the date that is 150 days following the date hereof, or such later date as determined by such Buyer to allow COFECE to examine this transaction, and (ii) the date on which COFECE shall have approved, consented to or otherwise authorized the acquisition of the Sale Shares being purchased by such Buyer.

8.	Undertakings by the Parties

8.1

Each Buyer agrees that it shall promptly and in any event no later than May 15, 2020, in its capacity as a holder of the Senior PIK Notes, (i) provide evidence reasonably satisfactory to the Seller that it has consented to extending the Stated Maturity (as defined in the Indenture) of the Senior PIK Notes to September 30, 2020 (or such later date as may be agreed by the Seller and the Buyers) and (ii) instruct the Trustee to extend the Stated Maturity in accordance with proviso (i) of this clause, in each case subject to the terms of the Indenture.

8.2

The Company hereby undertakes to provide reasonable assistance on a best efforts basis, as reasonably requested, to assist the Buyers in fulfilling the Regulatory Conditions Precedent. The Parties acknowledge that the Buyers shall have the primary responsibility, on a several basis, of fulfilling the Regulatory Conditions Precedent and that the Company shall have no obligations itself to fulfil the Regulatory Conditions Precedent, and for the avoidance of doubt shall not be required to undertake any divestments (including in respect of any business, activities or assets of any undertaking that is controlled by any member of the Company’s group) to fulfil the Regulatory Conditions Precedent. The Buyers shall be severally responsible for and bear all fees and other costs, except for professional fees and other costs incurred by the Seller, in relation to the Regulatory Conditions Precedent.

8.3

Each Buyer, to the extent that it has a filing obligation, shall, subject to the limitations set forth in this clause 8.3, use its commercially reasonable efforts to fulfil, on a several basis, the Regulatory Conditions Precedent as soon as practicable after the date of this Agreement. In particular, each Buyer, to the extent that it has a filing obligation, shall: (a) procure that the transaction hereunder will be duly presented for approval to the relevant public authorities as soon as reasonably practicable after the date of this Agreement; (b) submit any information and documents reasonably (in the sole judgement of such Buyer) requested by any relevant public authority as soon as reasonably practicable in order to obtain such approval; (c) subject to any limitations under applicable laws, keep the Seller and the Company reasonably informed about any communications with any relevant public authority and/or other developments in connection with the satisfaction of the Regulatory Conditions Precedent; (d) provide the outside counsel of the Seller and, if requested in writing reasonably in advance, the outside counsel of the Company with drafts (which drafts may be redacted to remove material that such Buyer, in its sole judgment, considers to constitute legally privileged, confidential, proprietary or competitively sensitive information, business secrets or otherwise sensitive information with respect to such Buyer or any of its affiliates (“Sensitive Information”)) of all material submissions, notifications, filings and other communications to be submitted to any relevant public authority at least 1 business day prior to submission or longer if reasonably necessary for the outside counsel of the Seller and the outside counsel of the Company, as applicable, to provide comments and consider in good faith any comments of the outside counsel of the Seller and the outside counsel of the Company, as applicable, on such drafts prior to their submission; provided that such draft submissions may be redacted to remove Sensitive Information as described above or to comply with applicable law and that any unredacted portions of such draft submissions that comprise Sensitive Information may be designated as “Outside Counsel Only” and (e) subject to clause (z) of the next sentence, comply with any reasonable remedies or conditions of any relevant public authority in connection with the satisfaction of the Regulatory Conditions Precedent. Notwithstanding anything to the contrary set forth in this Agreement, (x) each Buyer may designate any materials provided to any other Party under this clause 8.3 that contain unredacted Sensitive Information as “Outside Counsel Only” and such materials and the information contained therein shall be given only to the outside antitrust counsel of the receiving Party and will not be disclosed by such outside counsel to employees, officers or directors or other representatives of the receiving Party unless express permission is obtained in advance from such Buyer or its legal counsel, (y) none of the Buyers shall be required to provide to any other Party hereto or to any public authority any information that is confidential (in the sole judgment of such Buyer) with respect to such Buyer or any of its affiliates and (z) none of the Buyers shall be required to agree to undertake any divestments, to accept any operational restriction, or to take any other remedial action or commitment that, in the reasonable judgment of such Buyer, could be expected to limit the right of (i) such Buyer to own the relevant Sale

Shares or operate its existing business or (ii) the Company to operate as a business.

8.4

Each Buyer, to the extent that it has a filing obligation, agrees to provide notification in writing to the Seller and the Company, or to their respective outside counsel, of the fulfilment of the Regulatory Conditions Precedent as soon as reasonably practicable after their fulfilment and, in any event, within two business days from the date on which the Regulatory Conditions Precedent have been fulfilled.

8.5

The Seller agrees that it will (i) take such steps as are reasonable to enforce all its rights under the Forbearance Letter for so long as the Forbearance Letter remains in effect, (ii) comply with its obligations under the Forbearance Letter and (iii) not agree to any amendment, modification or waiver of the Forbearance Letter that is materially adverse to any Buyer.

9.	General

9.1

The Parties agree and acknowledge that the Company shall make a public announcement, on or about the day of this Agreement, containing details of the Transfer and other subject matters of this Agreement.

9.2	The obligations of each of the Buyers under and in connection with this Agreement are several and not joint.

10.	No Waiver

No failure or delay of a Party to exercise any right or remedy under this Agreement shall be considered, or operate as, a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

11.	Entire Agreement

This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and supersedes all prior agreements with respect hereto between the Parties.

12.	Amendments

Except as otherwise provided herein, this Agreement may only be amended or supplemented by a written agreement signed by the Seller and the Buyers (with respect to provisions only binding the Seller and the Buyers) or all Parties (with respect to provisions binding all Parties).

13.	Assignment

Neither the Seller nor any of the Buyers may assign any of their rights or obligations under this Agreement without the written consent of the other. The Company may not assign any of its rights or obligations under this Agreement.

14.	Severability

If one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected and any invalid provision shall be deemed to be severable from this Agreement. Each of the Seller, the Buyers and, if applicable, the Company, agrees in such case to use their reasonable efforts to negotiate in good faith a legally valid and economically equivalent replacement provision.

15.	Costs

Each Party shall bear its own costs, fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement.

16.	Counterparts

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, all of which shall together constitute one instrument.

17.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg. The Parties irrevocably agree that any disputes arising out of or in connection with this Agreement shall be submitted exclusively to the courts of the City of Luxembourg, Grand Duchy of Luxembourg.

18.	Electronic Signatures

The Parties irrevocably and unreservedly agree that this Agreement and the other document(s) in question may be executed by way of qualified electronic signatures and the Parties agree that such document(s), or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

The Parties have executed this Agreement in counterparts on the date first above written.

[Remainder of page remains intentionally blank and signature pages follows]

[Seller Signature page - Share Transfer Agreement]

SELLER

Atalaya Luxco PIKco

Acting through its general partner and sole manager

Atalaya PIKco S.à r.l.

By:	/s/ Vishal Jugdeb
Duly authorized manager

By:	/s/ Marie-Catherine Brunner
Duly authorized manager

DocuSign Envelope ID: 34878451-E7C5-4F6F-86E4-9CEE58C2C17E

[Signature page - Share Transfer Agreement]

BUYER

CHESHAM INVESTMENT PTE LTD

By:	/s/ Chan Sihong (Senior Vice President)
Name: Sihong Chan
Title: Authorized Signatory

MEZZANINE PARTNERS II ONSHORE LUX SARL II

By:	/s/ Armando Correia
Name: Armando Correia
Title: Authorised Signatory

Address: 291 route d’Arlon L-1150 Luxembourg
Phone: 28836205
Email:	luxembourg@hpspartners.com

MEZZANINE PARTNERS II OFFSHORE LUX SARL II

By:	/s/ Armando Correia
Name: Armando Correia
Title: Authorised Signatory

Address: 291 route d’Arlon L-1150 Luxembourg
Phone: 28836205
Email:	luxembourg@hpspartners.com

MEZZANINE PARTNERS II INSTITUTIONAL LUX SARL II

By:	/s/ Armando Correia
Name: Armando Correia
Title: Authorised Signatory

Address: 291 route d’Arlon L-1150 Luxembourg
Phone: 28836205
Email:	luxembourg@hpspartners.com

MEZZANINE PARTNERS II AP LUX SARL II

By:	/s/ Armando Correia
Name: Armando Correia
Title: Authorised Signatory

Address: 291 route d’Arlon L-1150 Luxembourg
Phone: 28836205
Email:	luxembourg@hpspartners.com

[Signature Page to Share Transfer Agreement]

[Buyer signature page - Share Transfer Agreement]

BUYER

Taheebo Holdings LLC

By:	/s/ Raj Patel

Name:	Raj Patel
Title:	Authorized Signatory

Address:	c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111

Phone	+1 415 421 2132
Fax:	+1 415 421 2133
Email:	generalcounsel@faralloncapital.com

[Company signature page - Share Transfer Agreement]

COMPANY

/s/ Thomas J. Iannotti

Atento S.A.

By:

Title:

APPENDIX 1

Name of Buyer	Principal amount of Senior PIK Notes held	Number of Sale Shares	Share No.
Mezzanine Partners II Offshore Lux Sarl II	$102,790,338	10,904,985	8,221,719 to 19,126,703

Mezzanine Partners II Onshore Lux Sarl II	$59,788,166	6,342,902	1,878,817 to 8,221,718

Mezzanine Partners II Institutional Lux Sarl II	$10,837,123	1,149,706	729,111 to 1,878,816

Mezzanine Partners II AP LUX SARL II	$6,872,584	729,110	1 to 729,110

Chesham Investment Pte Ltd	$155,331,463	16,478,978	19,126,704 to 35,605,681

Taheebo Holdings LLC	$105,660,481	11,212,205	35,605,682 to 46,817,886

APPENDIX 2

REGULATORY CONDITIONS PRECEDENT

Clearance by the Administrative Council for Economic Defense (CADE) pursuant to the Brazilian Competition Law (12,529/2011), it being understood that the date of such clearance takes place 15 waiting days after the publication in the Brazilian Official Gazette of the approval decision by the General Superintendence of CADE, and provided that the approval decision is not challenged before CADE during the 15 waiting days period.

Authorization or favourable resolution by the Federal Economic Competition Commission (COFECE) pursuant to the Federal Law on Economic Competition, published in Mexico’s Official Gazette on 23 May, 2014.